Exhibit 99.1

Recent Developments

Acquisition of Delikates. On April 28, 2005, we acquired Delikates Sp. z o.o., a leading distributor in the Poznan region, for approximately $2.35 million, of which 80% of the purchase price was paid in cash and 20% of the purchase price was paid in shares of our common stock.

Bialystok Purchase Agreement Signed. On July 11, 2005, we entered into a definitive share purchase agreement with the Polish Treasury Ministry to purchase 61% of the outstanding capital stock of Bialystok for a total purchase price of PLN 1.06 billion ($317.0 million based on the exchange rate of June 30, 2005). The acquisition is subject to approvals from the Anti-Monopoly Office and the Polish Securities and Stock Exchange Commission. We expect the acquisition to close in the third quarter of 2005. As provided for in the share purchase agreement, we deposited with the Ministry of the State Treasury PLN 100.0 million ($29.9 million based on the exchange rate as of June 30, 2005). We financed this deposit with borrowings from existing credit facilities. Subject to certain conditions, the deposit will be credited towards the purchase price. The share purchase agreement also provides that we will make investments in Bialystok of at least PLN 77.5 million ($23.1 million based on the exchange rate as of June 30, 2005), guarantee employment for existing employees (subject to certain conditions) and perform other obligations. See “Description of Bialystok Purchase Agreement” for a further description of the share purchase agreement.

We are exploring the possibility of acquiring a portion of the remaining outstanding capital stock of Bialystok held by minority shareholders through various means.

Tax Claim Against Bols. On July 12, 2005, the taxing authorities of Poland claimed that Bols underpaid its excise tax by PLN 21.0 million, excluding PLN 6.9 million of the penalty interest due through the date of this offering memorandum. A liability of PLN 27.9 million has been recognized in the unaudited unconsolidated balance sheet of Bols as of March 31, 2005 for this matter. We and Rémy have entered into a Tax Deed dated June 27, 2005, providing for Rémy to indemnify us in the event the taxing authorities seek such payment of this excise tax (or portion thereof) from us.

Agreement with Bialystok Unions. On July 15, 2005, we entered into an agreement with the trade unions of Bialystok regarding a social package for the employees of Bialystok. The social package provides for:

•	A guarantee of employment for a period of 10 years with at least the same employment level, conditions of work and terms of compensation as currently exist.

•	An increase in the compensation of each employee by 4.5% effective July 1, 2005.

•	An increase in the average monthly compensation of each employee by the inflation rate for the preceding year effective as of March 1, 2006 until the expiry of the term of the social package.

•	Maintaining the level of contribution to the social fund of Bialystok, which is a discretionary fund to which Bialystok contributes that is used for the benefit of its employees.

•	Payment by us of a privatization bonus, in an amount equal to ten times the value of the average compensation in Bialystok as at the date of entering into the social package, to each employee who has worked for Bialystok for more than 12 months. Such privatization bonus will be payable in two installments, the first installment (six times the value of the gross monthly remuneration) within 30 days of the closing of the Potential Bialystok Acquisition, and the second installment (four times the value of the gross monthly remuneration) within one year of the effective date of the social package. The estimated total amount of the privatization bonus is approximately PLN 17 million (approximately $5.1 million based on the exchange rate as of June 30, 2005).

Listing on Warsaw Stock Exchange. We intend to list on The Warsaw Stock Exchange. We have begun this process and expect to apply for listing in the fourth quarter of 2005.